                                                                     EXHIBIT 2.1

                       THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

                                            :
In re:                                      :  Chapter 11
                                            :
CORAM HEALTHCARE CORP. and                  :  Case No. 00-3299 (MFW)
CORAM, INC.,                                :  (Jointly Administered)
                                            :
                  Debtors.                  :  RE: 4051,4052,4057


           -----------------------------------------------------------

                    ORDER CONFIRMING THE CHAPTER 11 TRUSTEE'S
                   SECOND AMENDED JOINT PLAN OF REORGANIZATION

           -----------------------------------------------------------

         WHEREAS, on May 2, 2003, Arlin M. Adams, the Chapter 11 Trustee of the above-captioned bankruptcy estates (the "Trustee"), filed the Chapter 11 Trustee's Joint Plan of Reorganization (the "Original Plan"), which Plan the Trustee subsequently amended or modified on June 17, 2003 (the "Amended Plan"), September 8, 2003 and April 15, 2004 (the "Second Amended Plan") (a copy of the Second Plan is annexed hereto as Exhibit A);

         WHEREAS, on June 26, 2003, the Court entered an Order (the "Solicitation Order") that, among other things, (i) approved the Disclosure Statement(1) under Section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, (b) approved the form and method of the notice of Confirmation Hearing (the "Confirmation Hearing Notice") and (c) established certain procedures for the solicitation and tabulation of votes with respect to the Amended Plan;

         WHEREAS, the Confirmation Hearing Notice together with the (i) the Amended Plan, (ii) the Disclosure Statement, (iii) the Solicitation Order, (iv) the appropriate ballot(s) and voting instructions, and (v) a pre-addressed return envelope (collectively, a "Solicitation Package")


-----------

(1) Unless otherwise defined herein, all capitalized terms shall have the same meanings ascribed to them in the Plan.

were transmitted in the manner set forth in the Disclosure Statement Order, and such service is adequate as provided by Fed. R. Bankr. P. 3017(d);

         WHEREAS, the Trustee filed the: (i) certification of publication of Jacqueline Haslbauer, principal clerk of the New York Times, attesting to the fact that the Confirmation Hearing Notice was published in the New York Times on August 20, 2003, and (ii) certification of Gregg Palmer, advertising clerk of the Wall Street Journal, attesting to the fact that the Confirmation Hearing Notice was published in the Wall Street Journal on August 20, 2003;

         WHEREAS, on June 9, 2004, Henry Colvin of AlixPartners LLC, the claims agent appointed in these bankruptcy cases, filed the Affidavit of Henry Colvin Certifying the Ballots Accepting or Rejecting the Chapter 11 Trustee's Amended Joint Plan of Reorganization, Pursuant to Chapter 11 of the Bankruptcy Code Proposed by the Chapter 11 Trustee Dated June 7, 2004 (the "Voting Report");

         WHEREAS, on September 29, 2003, the Trustee filed the Plan Supplement with respect to the Amended Plan;

         WHEREAS, objections to confirmation of the Amended Plan were filed (collectively, the "Objections");

         WHEREAS, the Court held confirmation hearings with respect to the Amended Plan, as amended by the Second Amended Plan, and a competing plan of reorganization filed by the Equity Committee, beginning on September 30, 2003 and ending on April 20, 2004;

         WHEREAS, following the conclusion of the confirmation hearings, the Trustee, the Equity Committee and the Noteholders submitted post-confirmation hearing briefs and reply briefs;

         WHEREAS, on September 10, 2004, the Trustee filed a Stipulation between the Trustee and the Equity Committee regarding the Second Amended Plan (the "Stipulation");

         WHEREAS, on October 5, 2004, the Court issued an Opinion (the "Opinion") and Order (the "Order"): (i) denying confirmation of the Equity Committee's plan; and (ii) stating that the request by the Trustee for confirmation of the Second Amended Plan would be granted, provided that the Second Amended Plan was modified in accordance with the Opinion (copies of the Opinion and Order are annexed hereto as Exhibits B and C, respectively); and

         WHEREAS, on October 15, 2004, the Trustee filed with the Court the Modification of Chapter 11 Trustee's Second Amended Joint Plan of Reorganization in Accordance with Opinion and Order Dated October 5, 2004 (the "Plan Modification," and together with the Second Amended Plan, the "Plan") (a copy of the Plan Modification is annexed as Exhibit D).

         NOW, THEREFORE, IT IS HEREBY FOUND AND DETERMINED THAT:(2)

         1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. Sections 157(b)(2), 1334(a)). The Court has jurisdiction over the Bankruptcy Cases and the Plan pursuant to 28 U.S.C. Sections 157(b)(2)(A) & (L) & 1334(b). Venue is proper pursuant to 28 U.S.C. Sections 1408 & 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2)(A)&(L) and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

         2. Judicial Notice. The Court takes judicial notice of the docket of these Bankruptcy Cases maintained by the Clerk of the Bankruptcy Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Bankruptcy Cases.

-----------

(2) Pursuant to Fed. R. Bankr. P. 7052, as made applicable to contested matters under Fed. R. Bankr. P. 9014, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact where appropriate.

         3. Burden of Proof. The Trustee has the burden of proving the elements of Section 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

         4. Transmittal and Mailing of Materials; Notice. The Solicitation Package was transmitted and served in accordance with the Solicitation Order and the Bankruptcy Rules and such transmittal and service were adequate and sufficient; publication of the Confirmation Hearing Notice as set forth in the certifications of Jacqueline Haslbauer of the New York Times and Gregg Palmer of the Wall Street Journal were adequate and sufficient, and no other or further notice was required.

         5. Voting. Votes to accept and reject the Amended Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Solicitation Order.

         6. Plan Compliance with Bankruptcy Code (11 U.S.C. Section 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying Section 1129(a)(1) of the Bankruptcy Code.

            (a) Proper Classification (11 U.S.C. Sections 1122, 1123 (a)(1). The Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exists for separately classifying the various Classes of Claims and Equity Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Equity Interests. Thus, the Plan satisfies Sections 1122 and 1123(a)(1) of the Bankruptcy Code.

            (b) Specified Unimpaired Classes (11 U.S.C. Section 1123(a)(2)).
Article 4 of the Plan specifies that Classes 1 and 2 are unimpaired under the Plan, thereby satisfying Section 1123(a)(2) of the Bankruptcy Code.

            (c) Specified Treatment of Impaired Classes (11 U.S.C. Section 1123(a)(3)). Article 4 of the Plan designates Classes 3, 4, 5 and 6 as impaired and the Plan specifies the treatment of Claims and Equity Interests in those Classes, thereby satisfying Section 1123(a)(3) of the Bankruptcy Code.

            (d) No Discrimination (11 U.S.C. Section 1123(a)(4)). The Plan provides for the same treatment for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying Section 1123(a)(4) of the Bankruptcy Code.

            (e) Implementation of Plan (11 U.S.C. Section 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan and the Plan Supplement provide adequate and proper means for the Plan's implementation, thereby satisfying Section 1123(a)(5) of the Bankruptcy Code.

            (f) Non-Voting Equity Securities (11 U.S.C. Section 1123(a)(6)).
Article 5.4 of the Plan provides that the Certificate of Incorporation and Bylaws of Reorganized Coram shall be amended to satisfy the provisions of the Plan and the Bankruptcy Code, including to prohibit the issuance of nonvoting equity securities. Thus, the requirements of Section 1123(a)(6) of the Bankruptcy Code are satisfied.

            (g) Designation of Directors (11 U.S.C. Section 1123(a)(7)). Article
5.5 of the Plan contains provisions with respect to the manner of selection of directors of Reorganized Coram that are consistent with the interests of creditors, equity security holders, and public policy in accordance with Section 1123(a)(7) of the Bankruptcy Code.

            (h) Additional Plan Provisions (11 U.S.C. Section 1123(b)). The Plan's provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

            (i) Bankruptcy Rule 3016(a). The Plan is dated and identifies the party submitting it as proponent, thereby satisfying Bankruptcy Rule 3016(a).

         7. Debtors' Compliance with Bankruptcy Code (11 U.S.C. Section 1129(a)(2)). The Trustee has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying Section 1129(a)(2) of the Bankruptcy Code.

         8. Plan Proposed in Good Faith (11 U.S.C. Section 1129(a)(3)). As set forth in the Opinion, the Trustee has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying Section 1129(a)(3) of the Bankruptcy Code. The Trustee's good faith is evident from the facts and record of the Bankruptcy Cases, including the Disclosure Statement and the hearing thereon, and the record of the Confirmation Hearing and other proceedings held in the Bankruptcy Cases.

         9. Payments for Services or Costs and Expenses (11 U.S.C. Section 1129(a)(4)). Any payment made or to be made by any of the Debtors for services or for costs and expenses in or in connection with the Bankruptcy Cases, or in connection with the Plan and incident to the Bankruptcy Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying Section 1129(a)(4) of the Bankruptcy Code.

         10. Directors, Officers and Insiders (11 U.S.C. Section 1129(a)(5)). The Trustee has complied with Section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as initial directors or officers of Reorganized Coram after confirmation of the Plan have been disclosed, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Equity Interests in Reorganized Coram and with public policy. The identity of any insider that will be employed or retained by Reorganized Coram and the nature of such insider's compensation have also been fully disclosed.

         11. No Rate Changes (11 U.S.C. Section 1129(a)(6)). After confirmation of the Plan, Reorganized Coram's businesses will not involve rates established or approved by, or otherwise subject to, any governmental regulatory commission. Thus, Section 1129(a)(6) of the Bankruptcy Code is not applicable in the Bankruptcy Cases or with respect to the Plan.

         12. Best Interests of Creditors (11 U.S.C. Section 1129(a)(7)). The Plan satisfies Section 1129(a)(7) of the Bankruptcy Code. Each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

         13. Acceptance by Certain Classes (11 U.S.C. Section 1129(a)(8)). Classes 1 (Priority, Non-Tax Claim) and 2 (Secured Claim) of the Plan are Classes of unimpaired Claims that are conclusively presumed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code. Classes 3 (General Unsecured Claims) and 4 (Coram Preferred Stock) voted to accept the Plan in accordance with Sections 1126(c) and (d) of the Bankruptcy Code. Class 5 (Coram Equity Interests) is not entitled to receive or retain any property under the Plan and, therefore, is deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Class 6 (CHC Equity Interests) voted to reject the Plan. Although Section 1129(a)(8) has not been satisfied with respect to Classes 5 and 6, the Plan is confirmable because the Plan satisfies Section 1129(b) of the Bankruptcy Code with respect to such rejecting Classes.

         14. Treatment of Administrative and Priority Claims (11 U.S.C. Section 1129(a)(9)). The treatment of Administrative Claims and Priority Claims pursuant to Articles 3 and 4 of the Plan satisfies the requirements of Sections 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims pursuant to Article 3 of the Plan satisfies the requirements of Section 1129(a)(9)(C) of the Bankruptcy Code.

         15. Acceptance By Impaired Classes (11 U.S.C. Section 1129(a)(10)). At least one Class of Claims against the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of Section 1129(a)(10) of the Bankruptcy Code.

         16. Feasibility (11 U.S.C. Section 1129(a)(11)). Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Reorganized Coram, thus satisfying the requirements of Section 1129(a)(11) of the Bankruptcy Code.

         17. Payment of Fees (11 U.S.C. Section 1129(a)(12)). All fees payable under Section 1930 of title 28 of the United States Code have been paid or will be paid pursuant to Article 13.2(c) of the Plan on or before the Effective Date.

         18. Continuation of Retiree Benefits (11 U.S.C. Section 1129(a)(13)).
Article 5.12 of the Plan provides that pursuant to Section 1114 of the Bankruptcy Code, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date, shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefit; provided, however, that Reorganized Coram retains any right to modify any and all such plans, funds and programs in accordance with the terms thereof. Thus, the requirements of Section 1129(a)(13) of the Bankruptcy Code are satisfied.

         19. Fair and Equitable; No Unfair Discrimination (11 U.S.C. Section 1129(b)). Class 5 is deemed to have rejected the Plan and Class 6 voted to reject the Plan (collectively, the

"Rejecting Classes"). The Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, as required by Section 1129(b)(1) and (2) of the Bankruptcy Code. Upon confirmation and the occurrence of the Effective Date, the Plan shall be binding upon the members of the Rejecting Classes.

         20. Principal Purpose of the Plan (11 U.S.C. Section 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, as amended.

         21. Modifications to the Plan. The modifications of the Amended Plan set forth in the Second Amended Plan and the Plan Modification constitute technical changes and/or changes with respect to particular Claims and Equity Interests adversely affected thereby by agreement with and the consent of the holders of such Claims and Equity Interests, and do not materially adversely affect or change the treatment of any other Claims or Equity Interests. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or resolicitation of votes under Section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Amended Plan.

         22. Good Faith Solicitation (11 U.S.C. Section 1125(e)). Based on the record before the Bankruptcy Court in these Bankruptcy Cases, the Trustee, the Debtors, AlixPartners LLC, any Disbursing Agent, the Noteholders, the Equity Committee and their respective members, officers, directors, employees, agents, counsel or other professionals have acted in good faith within the meaning of
Section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules in connection with all their respective activities described in Section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by Section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article 9 of the Second Amended Plan, as modified in conformity with the Opinion by the Plan Modification.

         23. Assumption of Executory Contracts and Unexpired Leases. Article 8 of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of Sections 365(a) and (b) of the Bankruptcy Code. The assumption of those executory contracts and unexpired leases to be assumed in accordance with the Plan is in the best interest of the Debtors, their estates, Reorganized Coram and all parties in interest in the Bankruptcy Cases. The assignment to Reorganized Coram of those assumed executory contracts and unexpired leases to which the Debtors are a party and of any executory contracts and unexpired leases heretofore assumed by the Debtors during the Bankruptcy Cases is in the best interest of the Debtors, their estates, Reorganized Coram and all parties in interest in the Bankruptcy Cases. The Plan and this Confirmation Order each adequately provides for the timely payment of cure amounts, if any, in Cash in accordance with Section 365(b)(1) of the Bankruptcy Code.

         24. Rejection of Executory Contracts and Unexpired Leases. The executory contracts or unexpired leases of the Debtors listed in the Plan Supplement as all executory contracts and unexpired leases to be rejected are burdensome and, as such, the rejection thereof is in the best interest of the Debtors, their estates, and all parties in interest in the Bankruptcy Cases.

         25. Substantive Consolidation. No creditor of any of the Debtors will be prejudiced by the limited substantive consolidation of the Bankruptcy Cases solely for Plan purposes; such substantive consolidation will benefit all creditors of the Debtors.

         26. R-Net Settlement. For the reasons and based upon the findings and conclusions set forth in the Opinion, the compromise and settlement between the Trustee and R-Net, incorporated in the Plan, is hereby approved pursuant to Bankruptcy Rule 9019 and is binding upon all entities affected thereby.

         27. The Plan Funding Agreement. For the reasons and based upon the findings and conclusions set forth in the Opinion, the compromise and settlement between the Trustee and the Noteholders that is incorporated in the Plan, is hereby approved and is binding upon all entities affected thereby.

         28. Satisfaction of Confirmation Requirements. As provided herein and in the Opinion, the Plan satisfies the requirements for confirmation set forth in Section 1129 of the Bankruptcy Code.

         29. Retention of Jurisdiction. The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article 11 of the Plan and Section 1142 of the Bankruptcy Code.

                                     DECREES

         NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

         30. Confirmation. The Plan (which consists of the Second Amended Plan as modified by the Plan Modification) is approved and confirmed under Section 1129 of the Bankruptcy Code. The terms of the Plan and the Opinion are incorporated by reference into and are an integral part of this Confirmation Order.

         31. Technical Amendments. The modifications and amendments to the Amended Plan reflected in the Second Amended Plan and Plan Modification, meet the requirements of Sections 1127 of the Bankruptcy Code, such modifications do not adversely change the treatment of any Creditor or any Equity Interest of which the holder has not consented thereto, and thus no further solicitation or voting is required.

         32. Objections. Certain of the objections to the Plan by the Equity Committee are addressed in the Opinion. All other objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.

         33. Plan Supplement. The documents contained in the Plan Supplement and any amendments, modifications, and supplements thereto are incorporated by reference into and are an integral part of the Plan, all documents and agreements related thereto or to consummation and implementation of the Plan, and the execution, delivery, and performance thereof by Reorganized Coram, are authorized and approved. Without need for further order or authorization of the Bankruptcy Court, the Trustee, the Debtors and Reorganized Coram are each authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Plan.

         34. Restructuring Transactions. The Trustee, the Debtors and Reorganized Coram are authorized to take all steps, and to execute and deliver all documents, necessary to implement and effectuate the Plan and the transactions contemplated by the Plan.

         35. Plan Classification Controlling. The classifications of Claims and Equity Interests for purposes of the Distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors' creditors and equity security holders in connection with voting on the Amended Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan,
(b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Equity Interests under the Plan for distribution purposes, and (c) shall not be binding on the Debtors or Reorganized Coram.

         36. Binding Effect. The Plan and its provisions shall be binding upon the Trustee, the Debtors, Reorganized Coram, the Disbursing Agent, any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Equity Interest in the Debtors, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

         37. Transmittal; Notice. The transmittal and service of the Disclosure Statement, the Amended Plan, the Ballots, the Solicitation Order and the Confirmation Hearing Notice are hereby approved. The publication of the Confirmation Hearing Notice is hereby approved.

         38. Vesting of Assets (11 U.S.C. Section 1141(b), (c)). Except as otherwise specifically provided in the Plan, in accordance with Article 5.9 of the Plan, upon the Effective Date, title to all assets and property of the Debtors' estates, including the Debtors' equity and other interests in non-debtor affiliates of the Debtors, shall pass to and revest in Reorganized Coram, free and clear of all Claims, Equity Interests, liens and other rights of creditors or holders of Equity Interests arising before the Effective Date. On and after the Effective Date, Reorganized Coram may operate its business and may use, acquire, and dispose of its property free of any restrictions of the Bankruptcy Code, Bankruptcy Rules, or the Bankruptcy Court, except as otherwise specifically provided in the Plan.

         39. Dissolution of CHC. Consistent with Article 5.1 of the Plan, on the Effective Date, or as soon thereafter as may be reasonably practicable, the Trustee shall cause CHC to be dissolved as a corporation under the laws of the State of Delaware, without the taking of any further action by the stockholders, officers and directors of CHC.

         40. Assumption of Executory Contracts and Unexpired Leases (11 U.S.C. Sections 365 and 1123(b)(2)). Pursuant to Article 8 of the Plan and Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the Trustee is authorized to assume, as of the Effective Date, those executory contracts or unexpired leases to which the Debtors are parties, unless such contract or lease (i) was previously assumed or rejected, (ii) previously expired or terminated pursuant to its own terms, or (iii) is on a list of executory contracts to be rejected contained in the Plan Supplement. Pursuant to
Section 365(f) and 1123(b)(2)of the Bankruptcy Code, and in accordance with
Article 8 of the Plan, the Trustee is authorized to assign to Reorganized Coram and Reorganized Coram is authorized to assume, any executory contracts and unexpired leases to which CHC is a party (and which has not been rejected).

         41. Cure Amounts in Connection with Assumption. With respect to each executory contract or unexpired lease assumed by the Trustee or the Debtors, any monetary amounts required as cure payments shall be satisfied by Reorganized Coram's payment of the cure amount in Cash on the Effective Date, or upon such other terms the Bankruptcy Court may order or the parties to such executory contract or unexpired lease otherwise may agree. In the event of a dispute regarding whether a default exists under the executory contract or unexpired lease or the amount of any cure payment, the cure of any default required by
Section 365(b)(1) of the Bankruptcy Code shall occur after the entry of a Final Order of the Bankruptcy Court resolving the dispute.

         42. Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. Sections 365(a) and 1123(b)(2)). The Trustee is authorized pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code to reject the executory contracts or unexpired leases of the Debtors listed in the Plan Supplement. Reorganized Coram shall have no liability under such rejected contracts and leases except as specifically provided for in the Plan.

         43. Bar Date for Rejection Damage Claims. If the rejection of any executory contract or unexpired lease listed as rejected in the Plan Supplement, results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors, Reorganized Coram or the Debtors' estates, assets, properties or interests in properties unless a proof of claim is filed with the Bankruptcy Court and served upon the Trustee on or before thirty (30) days after the Effective Date.

         44. General Authorization. The Trustee and each of the Debtors and Reorganized Coram are authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan. The Trustee, the Debtors and Reorganized Coram and their respective directors, officers, members, agents and attorneys, are authorized and empowered to issue, execute, deliver, file, or record any agreement, document or security, including without limitation the documents contained in the Plan Supplement, as modified, amended and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms and to take any or all corporate actions authorized to be taken pursuant to the Plan, and any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organization documents of Reorganized Coram, whether or not specifically referred to in the Plan or the Plan Supplement, without further order of the Court or action by the holder of a Claim against or Equity Interest in either of the Debtors, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

         45. Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of and/or one or both of the Debtors or Reorganized Coram or their successors in interest under the Plan, including, without limitation, the authorization to issue or cause to be issued the Reorganized Coram

Common Stock, the Reorganized Coram Preference Stock and documents relating thereto, the adoption of the amended certificate of incorporation and amended bylaws of Reorganized Coram and the dissolution of CHC and the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, shall be in full force and effect from and after the Effective Date pursuant to Section 303 of the General Corporation Law of the State of Delaware without any requirement of further action by the stockholders or directors of the Debtors, the Trustee or Reorganized Coram. On the Effective Date, or as soon thereafter as is reasonably practicable, Reorganized Coram shall file its amended certificate of incorporation with the Secretary of State of the State of Delaware and the Trustee shall file the appropriate documents to effectuate the dissolution of CHC in accordance with applicable law. The amended certificate of incorporation and bylaws of Reorganized Coram shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Court and shall include, inter alia, a provision prohibiting the issuance of nonvoting equity securities, to the extent such a provision is required by Section 1123(a)(6) of the Bankruptcy Code.

         46. Reorganized Coram Management. On the Effective Date, operation of Reorganized Coram shall become the general responsibility of the board of directors of Reorganized Coram, which shall, thereafter, continue to have the responsibilities for the management, control and operation of Reorganized Coram. As of the Effective Date, the Noteholders or their designees shall be the holders of all of the capital stock of Reorganized Coram and shall, consistent with the requirements of Delaware law, have the right to elect the board of directors of Reorganized Coram. However, as provided in Article 5.5 of the Plan, Daniel Crowley shall not be employed or otherwise affiliated with Reorganized Coram, or any subsidiary or affiliate of Reorganized Coram, for a period of one
(1) year following the Effective Date.

         47. Annual Meeting of Shareholders. For purposes of Section 211 of the Delaware General Corporation Law Act, the first annual meeting of shareholders of Reorganized Coram shall be deemed to have taken place on the Effective Date.

         48. Actions by Reorganized Coram; Issuance of New Securities. As of the Effective Date, Reorganized Coram is authorized, without further action under applicable law, regulation, rule or order, to: (i) issue Reorganized Coram Common Stock and the Reorganized Coram Preferred Stock as contemplated by the Plan and (ii) execute, deliver, file or record any documents, and take any other actions as maybe necessary to effectuate the terms and provisions of the Plan.

         49. Dissolution of Committee. As of the Effective Date, the Creditors' Committee and the Equity Committee shall be dissolved and have no further duties, authority or responsibility, and Reorganized Coram shall not have any responsibility for fees, costs and expenses of the Creditors' Committee and the Equity Committee, its individual members or its professionals, incurred on and after the Confirmation Date.

         50. The Causes of Action. As set forth in Article 5.3 of the Plan, the Trustee shall retain the sole and exclusive right, from and after the Effective Date, to commence, prosecute, compromise and seek Bankruptcy Court approval of any settlement of any of the Causes of Action on behalf of the Debtors' estates; provided, however, that the Trustee shall not commence or maintain any action or cause of action released under Article 9 of the Plan. Reorganized Coram shall be responsible for payment of all Post-Effective Date Administrative Claims related to the Causes of Action. The proceeds of the Causes of Action, if any, shall be distributed as follows: (i) first, to Reorganized Coram in an amount equal to the Post-Effective Date Administrative Claims relating to the Causes of Action;
(ii) second, to the holders of Allowed General Unsecured Claims on a pro rata basis in an amount equal to the interest accruing (at the statutory judgment rate set forth in Section 1961 of Title 28 of the United States code) from the Petition Date through the Effective Date on account of such Allowed General Unsecured Claims until such interest has been paid in full; and (iii) third, on a pro rata basis to the holders of CHC Equity Interests.

         51. Securities Laws Exemption. The offering, issuance, transfer, exchange, and/or distribution by Reorganized Coram of shares in Reorganized Coram are exempt from registration under the Securities Act of 1933, as amended, and any similar state or local laws by reason of Section 1145(a) of the Bankruptcy Code.

         52. Substantive Consolidation. Upon the occurrence of the Effective Date, the Debtors' estates shall be deemed substantively consolidated, but only for the limited purpose of effectuating the settlements contemplated by, and making Distributions to the holders of Claims and Equity Interests under the Plan. For such limited purposes, on the Effective Date: (a) all guaranties of either Debtor for the payment, performance or collection of an obligation of the other Debtor with respect to any class of Claims or Equity Interests shall be deemed terminated and cancelled; (b) any obligation of one of the Debtors and all guarantees with respect to any class of Claims or Equity Interests executed by one of the Debtors and any joint obligation of the Debtors, and all multiple Claims against the Debtors on account of such joint obligation, shall be treated and allowed only as a single Claim against the consolidated estates of the Debtors; and (c) each Claim filed in the Chapter 11 Case of either of the Debtors shall be deemed filed against the consolidated Debtors and shall be deemed a Claim against and an obligation of the consolidated Debtors. Except as set forth herein, such substantive consolidation will not (other than for purposes related to Distributions to be made under the Plan) (a) affect the legal entity and corporate structures of either of the Debtors or Reorganized Coram, subject to the right of the Debtors or Reorganized Coram to effect any transaction contemplated by the Plan; (b) render valid and enforceable against either Debtor any Claim or Equity Interest under the Plan for which it is otherwise not liable, and the liability of the Debtors for any such Claim or Equity Interest will not be affected by such substantive consolidation other than to extinguish duplicate liability on account of such a Claim, and (c) affect interests in any non-debtor affiliates, except as otherwise may be required in connection with any transaction contemplated by the Plan.

         53. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, the Plan Supplement, and any documents, instruments, or agreements and any amendments or modifications thereto.

         54. Exemption from Certain Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, any transfer from the Debtors to Reorganized Coram or any other Person pursuant to the Plan shall not be subject to any recording or stamp tax, conveyance fee or similar tax, mortgage recording or other similar tax or governmental assessment. This Confirmation Order hereby directs the appropriate state or local government officers to forego the collection of any such tax or governmental assessment and to accept for filing and recording any documents without payment of said tax or governmental assessment.

         55. Disputed Claims. No Distribution shall be made to the holder of a disputed Claim or disputed Equity Interest until such Claim or Equity Interest is Allowed. From and after the Effective Date, the Trustee shall have the authority to compromise, withdraw or otherwise resolve objections to Claims, subject to Bankruptcy Court approval. The total amount of the Distribution attributable to a disputed Claim or disputed Equity Interest (or such lessor amount as the Bankruptcy Court may determine) shall be held in reserve from Plan Funding Cash by Reorganized Coram pending resolution by the Bankruptcy Court or agreement of the Trustee or holder of such Claim or Equity Interest that is in dispute. Any Distribution shall be made as soon as reasonably practicable after the date that the Bankruptcy Court enters a Final Order allowing such Claim. The holder of a disputed Claim or disputed Equity Interest shall not be entitled to receive or recover any amount in excess of the amount reserved to pay such Claim or Equity Interest. The Trustee may at any time request the Bankruptcy Court to estimate any contingent or unliquidated claim pursuant to Section 502(c) of the Bankruptcy Code or other applicable law.

         56. Disbursing Agent. All Distributions under the Plan shall be made by Reorganized Coram and all monetary distributions shall be at the direction of the Disbursing Agent. If the Disbursing Agent is an independent third party designated by the Trustee to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services by Reorganized Coram. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

         57. Equity Interests. As set forth in Article 4 of the Plan, all CHC Equity Interests shall be deemed cancelled and extinguished as of the Effective Date. In accordance with Article 4 of the Plan and as set forth in the Stipulation, the distributions to the members of Class 6 (CHC Equity Interests) provided for in Article 4 of the Plan shall be made to the current holder as of the Effective Date of each CHC Equity Interest that was in existence as of the Record Date. In accordance with Article 1.55 of the Plan, the Record Date for the Purposes of the Plan is June 26,

2003, the date on which the order approving the Trustee's Disclosure Statement was entered upon the docket.

         58. The Plan Funding Agreement. As of the Effective Date, the Noteholders shall be deemed to have agreed to the settlement terms set forth in
Article 7.1 of the Plan and the Plan Funding Agreement.

         59. R-Net Settlement. As of the Effective Date, R-Net shall be deemed to have agreed to the settlement set forth in Article 7.2 of the Plan and the R-Net Settlement Agreement.

         60. Administrative Bar Date. Pursuant to Article 3.1(b) of the Plan, the holder of an Administrative Claim that arises before the Effective Date, other than an Administrative Claim of a professional employed under Section 327 and 328 of the Bankruptcy Code, or an Administrative Claim incurred by the Debtors in the ordinary course of the Debtors' business, must file an application seeking allowance of such Administrative Claim on or before the thirtieth (30th) day after the Effective Date. Pursuant to Article 3.1(c) of the Plan, the holder of an Administrative Claim of a professional employed under
Section 327 and 328 of the Bankruptcy Code that arises before the Effective Date must file an application for payment of such Administrative Claim under Section 330 of the Bankruptcy Code on or before the thirtieth (30th) day after the Effective Date. As provided for in Article 3.1(d) of the Plan, Allowed Administrative Claims that arise before the Effective Date shall be paid from Plan Funding Cash. Any Allowed Administrative Claims that arise after the Effective Date shall be paid by Reorganized Coram, but not with the Plan Funding Cash.

         61. Discharge and Injunction. Pursuant to Articles 10.1 and 10.2 of the Plan, the consideration to be distributed to holders of Allowed Claims or Allowed Equity Interests under the Plan shall completely satisfy, discharge and release all Claims and Equity Interests of any nature whatsoever against or in the Debtors or any assets, property or interests in property of the

Debtors to the fullest extent permitted by Section 1141 of the Bankruptcy Code. The Debtors shall be discharged from any and all Claims, including Claims that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), (h) and (i) of the Bankruptcy Code whether or not a proof of Claim based upon such debt is filed or deem filed under Section 501 of the Bankruptcy Code, a Claim based upon such debt is allowed under Section 502 of the Bankruptcy Code, or the holder of a claim based upon such debt has accepted the Plan or any Distribution under the Plan. The discharge shall act as a permanent injunction against, among other things, the taking of any of the following actions against the Debtors, Reorganized Coram, and/or assets or property of the Debtors' estates. (i) the commencement or continuation of any action or other proceeding of any kind to enforce a Claim against or Equity Interests in either of the Debtors; (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors; (iii) the creation, perfection or enforcement of any encumbrance of any kind against the Debtors, Reorganized Coram or any of their or its property; and/or (iv) the assertion of any right of setoff, subrogation or recoupment of any kind against any obligation.

         62. Releases, Exculpations, and Injunctions. The release, exculpation, and injunction provisions contained in the Plan, which incorporates the modifications to the Second Amended Plan made in accordance with the Opinion and set forth in the Plan Modification, are approved and such provisions shall be effective and binding upon all persons and entities.

         63. Termination of Injunctions and Automatic Stay. Except as otherwise provided in the Plan or this Confirmation Order, all injunctions or stays arising under or entered during the Bankruptcy Cases under Sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         64. Termination of Existing Securities. Except for purposes of evidencing a right to Distributions under the Plan, on the Effective Date all agreements and other documents evidencing Claims or rights of any holder of a Claim against or Equity Interests in any of the Debtors, including all stock, indentures and notes, shall be canceled and deemed null and void and of no force and effect as against the Debtors and Reorganized Coram.

         65. Non-occurrence of Effective Date. If each condition to the Effective Date specified in Article 13, Section 2 of the Plan has not been satisfied or duly waived within ninety (90) days after the Confirmation Date, then (unless the period of waiver or satisfaction of such conditions has been extended with the consent of the Trustee and the Noteholders) the Confirmation Order will be vacated by the Bankruptcy Court.

         66. Notice of Entry of Confirmation Order. On or before the tenth
(10th) Business Day following the date of entry of this Confirmation Order, the Trustee shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c) on all creditors and interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the "Notice of Confirmation"), to be delivered to such parties by first-class mail, postage prepaid. The Trustee also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order once in The New York Times (National Edition). The notice described herein is adequate under the particular circumstances and no other or further notice is necessary.

         67. Notice of Effective Date. Within five (5) Business Days following the occurrence of the Effective Date, the Trustee shall file notice of the occurrence of the Effective Date and shall serve a copy of same on those entities which have filed a notice of appearance and request for service of pleadings in the Bankruptcy Cases.

         68. Binding Effect. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan, the Plan Documents and the Plan Supplement shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

         69. Conflicts Between Confirmation Order and Plan. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of this Bankruptcy Court. The failure to reference or discuss all or part of any particular provision of the Plan herein shall have no effect on the validity, binding effect and enforceability of such provision, and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

         70. Modification/Reversal. If any provision of this Confirmation Order is hereafter modified, vacated or reversed by subsequent order of this Bankruptcy Court or any other court, such reversal, modification or vacation shall not affect the validity or enforceability of the obligations incurred or undertaken under or in connection with the Plan prior to the entry of any such order unless such order specifically provides otherwise.

         71. Effective Date. This Order shall be deemed entered as of November 1, 2004 and the Effective Date of the Plan shall be December 1, 2004. Plan Ending Cash under the Plan shall be computed as of the close of business on the business day immediately preceding the Effective Date.


                                               /s/ MARY F. WALRATH 10/27/04
                                               ---------------------------------
                                               HONORABLE MARY F. WALRATH,
                                               UNITED STATES BANKRUPTCY JUDGE